Opinion of Christopher K. Bowen, Esq.

Exhibit 5.1

[NYMEX Letterhead]

NYMEX Holdings, Inc.

One North End Avenue

World Financial Center

New York, NY 10282

February 23, 2007

NYMEX Holdings, Inc.

One North End Avenue

World Financial Center

New York, NY 10282

Re:	NYMEX Holdings, Inc. Automatic Shelf Registration Statement on Form S-3

Ladies and Gentlemen:

I am General Counsel, Chief Administrative Officer and Secretary for NYMEX Holdings, Inc. (the "Company"), a corporation organized under the laws of the State of Delaware. I am acting as counsel for the Company in connection with the Automatic Shelf Registration Statement on Form S-3 (the "Registration Statement"), to be filed on the date hereof by the Company with the Securities and Exchange Commission (the "Commission"). The Registration Statement relates to the issuance and sale from time to time, pursuant to Rule 415 of the General Rules and Regulations promulgated under the Securities Act of 1933, as amended (the "Securities Act"), of our common stock of the Company, par value $0.01 per share (the "Offered Common Stock").

This opinion is delivered in accordance with the requirements of Items 601(b)(5) of Regulation S-K under the Securities Act.

In connection with this opinion, I have examined originals or copies, certified or otherwise identified to my satisfaction, of: (i) the form of Registration Statement relating to the Offered Common Stock; (ii) the Amended and Restated Certificate of Incorporation of the Company, as currently in effect; (iii) the Amended and Restated By-Laws of the Company, as currently in effect; and (iv) certain resolutions adopted to date by the Board of Directors of the Company (the "Board of Directors") relating to the registration of the Offered Common Stock. I have also examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as I have deemed necessary or appropriate as a basis for the opinion set forth herein.

In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as facsimile, electronic, certified or photostatic copies and the authenticity of the originals of such copies. I have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein which I have not independently established or verified, I have relied upon oral or written statements and representations of officers and other representatives of the Company and others and of public officials.

I am a member of the Bar in the State of New York and I do not express any opinion as to the laws of any other jurisdiction other than the federal laws of the United States of America and the General Corporation Law of the State of Delaware, to the extent referred to specifically herein. The Offered Common Stock may be issued from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof.

With respect to the Offered Common Stock, when (i) the Registration Statement, as finally amended (including all necessary post-effective amendments), has become effective; (ii) an appropriate prospectus supplement or term sheet with respect to the Offered Common Stock has been prepared, delivered and filed in compliance with the Securities Act and the applicable rules and regulations thereunder; (iii) if the Offered Common Stock is to be sold pursuant to a firm commitment underwritten offering, an underwriting agreement with respect to the Offered Common Stock has been duly authorized, executed and delivered by the Company and the other parties thereto; (iv) the Board of Directors, including any appropriate committee appointed thereby, and appropriate officers of the Company have taken all necessary corporate action to approve the issuance of the Offered Common Stock and related matters; (v) the terms of the issuance and sale of the Offered Common Stock have been duly established in conformity with the Amended and Restated Certificate of Incorporation and Amended and Restated By-laws of the Company so as not to violate any applicable law, the Amended and Restated Certificate of Incorporation or Amended and Restated By-laws of the Company or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company; and (vi) certificates representing the shares of Offered Common Stock are duly executed, countersigned, registered and delivered upon payment of the agreed upon consideration therefor, the shares of Offered Common Stock, when issued and sold in accordance with the applicable underwriting agreement with respect to the Offered Common Stock, if any, or any other duly authorized, executed and delivered valid and binding purchase or agency agreement, will be duly authorized, validly issued, fully paid and nonassessable, provided that the consideration therefor is not less than the par value thereof.

I hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. I also consent to the reference to me under the heading "Legal Opinions" in the Registration Statement. In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the

Rules and Regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and I disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

Very truly yours,

/s/ Christopher. K. Bowen
Christopher K. Bowen, Esq.
General Counsel, Chief Administrative Officer and Secretary

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